Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of UK WISDOM LIMITED (the “Company”) on Amendment No.1 to Form S-1 (FILE NO. 333-256794) of our report dated April 22, 2021, with respect to our audit of the financial statements of UK WISDOM LIMITED as of March 30, 2021 and for the period from March 10, 2021 (inception) through March 30, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

June 21, 2021